EXHIBIT 10.27

PIVOT – SOLMIC COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT is made this 23rd day of September 2017 (hereinafter the “Effective Date”), by and between PIVOT PHARMACEUTICALS INC., a corporation organized under the laws of British Columbia with an address c/o 1275 West 6th Street, Suite 300, Vancouver, BC V6C 1A6 (hereinafter “PIVOT”) and SolMic GmbH, a corporation organized under the laws of Germany with an address Merowingerplatz 1a, 40225 Dusseldorf, Germany, (hereinafter “SOLMIC”). PIVOT and SOLMIC herein may be referred to individually as “Party” or together as “Parties.”

WITNESSETH:

WHEREAS, PIVOT has access to unique active pharmaceutical ingredients containing cannabinoids which PIVOT seeks to be formulated by SOLMIC using SOLMIC’s Intellectual Property Rights (as defined below) such as SOLMIC’s proprietary formulation technologies;

WHEREAS, PIVOT will retain SOLMIC to perform certain development activities on its proprietary active pharmaceutical ingredient, including preclinical and clinical research activities leading to a unique product. The results of the development process could be either a nutraceutical, a cosmeceutical or pharmaceutical product.

WHEREAS, PIVOT has the required resources and know-how, and wishes to launch, import, distribute, promote, market and sell the products in the Territory (as defined below), the whole as hereinafter specified.

WHEREAS, SOLMIC owns certain proprietary formulation technologies and wishes to provide certain services to PIVOT to develop products on basis of PIVOT’s unique active pharmaceutical ingredient.

WHEREAS, SOLMIC wishes, subject to its successful development of a nutraceutical, cosmeceutical or pharmaceutical product for PIVOT, to grant to PIVOT an exclusive license under its Intellectual Property Rights to commercialize such product in the Territory for consumption by humans, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, SOLMIC has the know-how and resources to conduct the services as defined in specific Work Orders for PIVOT.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED IN THIS AGREEMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1	“Affiliates.” The term “Affiliate” or “Affiliates” shall mean, with respect to a Party, any Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party, but only for so long as the relationship exists. For these purposes, “control” shall mean (a) ownership of (aa) shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation or other entity issuing shares of stock or (bb) at least a 50% voting interest in any entity other than a corporation or other entity issuing shares of stock or (b) the power to direct the management and policies of such corporation or other entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

1.2	“Agreement.” The term “Agreement” shall mean this Collaboration and License Agreement and the exhibits hereto, as the same may be amended from time to time.

1.3	“Applicable Laws.” The term “Applicable Laws” shall mean all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority having jurisdiction in or in respect of a given country in the Territory.

1.4	“Background IP”. The term “Background IP” shall have the meaning set forth in Section 4.1 of the Agreement.

1.5	“Commercialize” and “Commercialization.” The terms “Commercialize” and “Commercialization” shall mean the activities undertaken to launch, market, promote, sell, offer to sell, have sold, use, import, have imported and distribute the Products in the Territory after the Effective Date, including activities to obtain Regulatory Approval.

1.6	“Commercially Reasonable Efforts.” The term “Commercially Reasonable Efforts” shall mean the carrying out of obligations in a diligent, good faith and sustained manner using such efforts and employing such resources as would normally be exerted or employed by a similarly situated (with respect to size and assets) and prudent biotechnology, pharmaceutical or, as applicable, natural health company in the normal course of the business to accomplish an important objective for a product of similar strategic importance and at a similar stage of its product life, but shall not include any efforts that could, if carried out, have a significant negative impact such company’s relevant business unit. If either Party grants a sublicense or assigns its rights or obligations under this Agreement to an Affiliate or Third Party as permitted under this Agreement, then the Commercially Reasonable Efforts decisive for such sublicensee, assignee or designee shall be either (a) the same Commercially Reasonable Efforts as applicable to the assigning or sublicensing Party pursuant to this Section 1.6 or (b) such efforts and resources as would normally be exerted or employed by such sublicensee, assignee or designee, whichever (a) or (b) results in a higher level or broader scope of Commercially Reasonable Efforts for the benefit of the other Party.

1.7	“Confidential Information.” The term “Confidential Information” shall mean information received (whether disclosed in writing, electronically, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Receiving Party is informed is confidential or has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

(a)	was known to the Receiving Party or its Affiliates prior to receipt from the Disclosing Party, as documented in written records or publications, that lawfully are in the possession of the Receiving Party or its Affiliates;

(b)	was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

(c)	becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Affiliates;

(d)	is obtained by the Receiving Party or its Affiliates from any Third Party without an obligation of confidentiality; or

(e)	is independently developed by an employee, contractor or agent of the Receiving Party or its Affiliates, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

1.8	“Cost of Goods Sold.” For so long as SOLMIC manufactures the Products, the term “Cost of Goods Sold” shall mean, the actual direct cost of SOLMIC for the procurement, production, testing, manufacture, packaging, labeling and certification of the Products.

1.9	“Damages.” The term “Damages” shall mean all costs, losses, claims, demands for payment, threatened government enforcement actions, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

1.10	“Deliverables”. The term “Deliverables” shall mean (a) each physical product resulting from the performance of the Services and (b) each record, data and dossier relating to the performance of the Services, which, in each case (a) and (b), is specifically requested to be supplied by SOLMIC to PIVOT pursuant to the Parties’ agreement outlined in a Work Order.

1.11	“Disclosing Party”. The term “Disclosing Party” shall have the meaning set forth in Section 1.7.

1.12	“Dispute.” The term “Dispute” shall have the meaning set forth in Section 13.2

1.13	“Dispute Resolution Process.” The term “Dispute Resolution Process” shall mean the mechanism set forth in Article 13 hereof for resolving Disputes among the Parties.

1.14	“Dollars” and “$” and “USD” shall mean U.S. Dollars and any monetary figures expressed in this Agreement shall mean U.S. Dollars.

1.15	“Effective Date.” The term “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

1.16	“Governmental or Regulatory Authority.” The term “Governmental or Regulatory Authority” shall mean any federal, provincial or local governmental or regulatory authority, agency, commission, court or instrumentality located within the Territory and having jurisdiction over a given country in it, or their international equivalents.

1.17	“IND”. The term “IND” shall mean an investigational new drug application submitted to the competent Regulatory Authorities for Regulatory Approval to commence a clinical trial in a given jurisdiction.

1.18	“Initial Term”. The term “Initial Term” shall have the meaning as set forth in Section 14.1.

1.19	“Intellectual Property Rights.” The term “Intellectual Property Rights” shall mean all rights in and to ideas, inventions, discoveries, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information in whatever form, including Know-How, Patents, utility patents, copyrights and any rights or property similar to any of the foregoing in any part of the world, whether or not any of them are registered or not.

1.20	“Know‑How.” The term “Know-How” shall mean all tangible and intangible (a) scientific or technical information, results and data of any type whatsoever, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Governmental or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples, in each case ((a) and (b)) that is not generally known to the public.

1.21	“Material”. The term “Material” shall have the meaning set forth in Section 2.8.

1.22	“NDA”. The term “NDA” shall mean a new drug application for which Regulatory Approval by the competent Regulatory Authorities is required for the marketing and sale of a pharmaceutical product in a given jurisdiction.

1.23	“NH Product”. The term “NH Product” shall mean nutraceutical or cosmeceutical product comprising or based upon the PIVOT API, whether or not as the sole active ingredient, in any dosage form or formulation developed by SOLMIC using SOLMIC’s Intellectual Property, whereas the classification as “nutraceutical” or “cosmeceutical” shall be made in accordance with the Applicable Law of any given country or jurisdiction in which such product is Commercialized.

1.24	“Net Sales”. The term “Net Sales” shall mean the gross amount (excluding customary freight, shipping insurance and other transportation expenses) invoiced by PIVOT or its Affiliates for the sale of Products to any Third Party, less the following amounts: (a) normal and customary trade, cash and quantity discounts actually given, rebates, and (b) credits, price adjustments or allowances for damaged products, returns or rejections of products; and (c) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale or other disposition, to the extent that such items are included in the gross invoice price and actually borne by PIVOT or its Affiliates without reimbursement from any Third Party.

1.25	“Order.” The term “Order” shall mean any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case, whether preliminary or final).

1.26	“Patents.” The term “Patents” shall mean: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)).

1.27	“Person.” The term “Person” shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, entity, other business organization, trust, union, association or Governmental or Regulatory Authority.

1.28	“Pharma Product”. The term “Pharma Product” shall mean any pharmaceutical product comprising or based upon the PIVOT API, whether or not as the sole active ingredient, in any dosage form or formulation developed by SOLMIC using SOLMIC’s Intellectual Property, whereas the classification as “pharmaceutical” shall be made in accordance with the Applicable Law of any given country or jurisdiction in which such product is Commercialized.

1.29	“PIVOT API”. The term “PIVOT API” shall mean a certain preparation of cannabinoids as active ingredient that is proprietary to PIVOT and that is described in Exhibit 1.29.

1.30	“PIVOT Project IP”. The term “PIVOT Project IP” shall have the meaning as set forth in Section 4.3.

1.31	“Product.” The term “Product” shall mean a NH Product or a Pharma Product.

1.32	“Regulatory Approval.” The term “Regulatory Approval” shall mean the approval required to lawfully import, store, market, promote, price, sell, distribute and use the Product in a given country in the Territory from any and all applicable Governmental or Regulatory Authority having jurisdiction in such country, including approval of the Product’s labeling and packaging inserts.

1.33	“Renewal Period.” The term “Renewal Period” shall have the meaning set forth in Section 14.1 of this Agreement.

1.34	“Representative.” The term “Representative” of a Party shall mean a Party’s or its Affiliates’ agents, contractors, employees, officers, directors, consultants, and advisors.

1.35	“Results”. The term “Results” shall have the meaning as set forth in Section 4.5.

1.36	“Royalty Report”. The term “Royalty Report” shall have the meaning as set forth in Section 7.5.

1.37	“Services”. The term “Services” shall mean such research, (pre-clinical or clinical) development, support or other services as proposed by SOLMIC and agreed to by PIVOT in a specific Work Order.

1.38	“SOLMIC Project IP”. The term “SOLMIC Project IP” shall have the meaning as set forth in Section 4.2.

1.39	“Specifications”. The term “Specifications” shall mean the documentation, protocols and other clear written instructions proposed by SOLMIC and accepted by PIVOT, either within a Work Order or as otherwise agreed by the Parties.

1.40	“Term.” The term “Term” shall have the meaning set forth in Section 14.1 of this Agreement.

1.41	“Territory.” The term “Territory” shall mean worldwide (all countries in the world).

1.42	“Third Party” or “Third Parties.” The term “Third Party” or “Third Parties” shall mean any entity or person that is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement.

1.43	“Work Order.” The term “Work Order” shall mean the Parties’ agreement on specific Services and Deliverables based on a proposal of SOLMIC in accordance with the template attached as Exhibit 1.43 to this Agreement, whereas each Work Order shall define amongst other things, and only to the extent applicable, (a) the scope and nature of Services (including the applicable conditions, e.g. cGMP, research laboratory or non-cGMP conditions), (b) a description of any Deliverables, (c) the quantity and quality of Materials required for the Services, (d) a research plan or, as applicable, development plan, including methods and timelines in which the Services shall be performed, (e) Specifications, (f) budget for expenses (including costs for consumables) and (g) fees and payment schedule.

2.	RESEARCH AND DEVELOPMENT COLLABORATION

2.1	Work Order. The precise Services to be performed by SOLMIC shall be mutually agreed upon by the Parties and set forth in one or more Work Orders. Each Work Order shall be signed by an authorized representative of each Party and shall include detailed information concerning a given project, including a description of the specific Services to be provided, project milestones and target completion dates, a detailed budget, and a schedule of payments. Upon PIVOT’s acceptance of a Work Order proposed by SOLMIC, and pursuant to the terms and conditions of this Agreement, SOLMIC shall perform the Services for PIVOT.

2.2	Performance. SOLMIC shall undertake Commercially Reasonable Efforts (i) to provide PIVOT with Services in accordance with the Specifications, timelines and conditions agreed in the Work Order and (ii) to adhere to professional applicable quality control/quality assurance and good practice standards as reflected in SOLMIC’s standard operating procedures and (iii) to comply with all German laws and regulations applicable to the relevant scope of Services. The Parties acknowledge and agree that SOLMIC may provide Services directly or through an Affiliate. Start dates and projected timelines for Deliverables and Services (as set forth in the Work Order) are dependent upon SOLMIC’s availability and timely delivery of any Material by PIVOT according to Section 2.8. Orders are scheduled on a first-come, first-served basis, however, particular project requirements may require adjustments and shall be accommodated accordingly in SOLMIC’s sole reasonable judgment.

2.3	Nature of Services. To the extent that the Services performed by SOLMIC under this Agreement are of a research and development nature, those parts of Services are strictly in the nature of a service contract (Dienstvertrag) not a product delivery contract (Werkvertrag) according to the German civil law. PIVOT acknowledges and accepts that the development activities included in the Services are dependent upon living systems and that they are experimental in nature. Accordingly, the Parties agree that the timelines and anticipated results expected by the Parties as described in a Work Order are estimated only and may be subject to further adaption and amendment. Further, provided that SOLMIC has complied with its obligations pursuant to Section 2.2, SOLMIC shall not be in breach for the failure to achieve any target results, milestones or timelines, or for not completing the Services.

2.4	Facility, Employees. SOLMIC shall maintain all permits under German law that are required for SOLMIC to provide the Services during the Term. Subject to other terms and conditions of this Agreement, SOLMIC shall maintain sufficient resources to provide the Services, but it shall not be obligated to maintain the employment of any specific employee performing the Services. To the best of its knowledge, none of SOLMIC’s employees has been debarred by the FDA under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or by any comparable European authority under similar Applicable Law, and SOLMIC shall not knowingly use in any capacity in connection with this Agreement the services of any person debarred by the FDA or by any comparable European authority.

2.5	Outsourcing. SOLMIC shall be entitled to outsource all or parts of its activities under any Work Order to Third Parties, subject to the Third Parties’ obligation to comply with the provisions of this Agreement regarding the allocation of intellectual property rights and confidentiality obligations. Besides such subcontracting, if PIVOT requests that SOLMIC enters into or arranges agreements with Third Parties to perform certain parts of the Services, then such Third Parties shall be independent contractors and shall not be considered employees, agents, or subcontractors of SOLMIC. PIVOT shall pay SOLMIC for all costs incurred by SOLMIC in connection with the retention of such Third Parties.

2.6	Reporting, Records. SOLMIC shall provide PIVOT with regular updates on the progress of the Services by teleconference, email, and telephone communication. SOLMIC shall create and maintain such records as either specified in the Work Order or as necessary to comply with all applicable German laws.

2.7	Exclusivity regarding Services.

(a)	SOLMIC shall provide its Services to PIVOT under this Agreement on a non-exclusive basis with view to services directed to the development of nutraceutical, cosmeceutical or pharmaceutical products in general, in particular with view to services related to formulation of active (if applicable, pharmaceutical) ingredients. However, SOLMIC shall provide its Services to PIVOT on an exclusive basis with view to the development of Products on basis of the PIVOT API. Accordingly, SOLMIC is entitled to assume other, even similar, tasks and may enter into other business relationships with Third Parties, including competitors of PIVOT, provided always that such other assignments shall not relate to development of Products on basis of the PIVOT API, but solely to active ingredients other than the PIVOT API (whether or not such consist of or contain cannabinoids) or other products.

(b)	PIVOT shall assign the Services directed to the development of Products on basis of the PIVOT API solely to SOLMIC on an exclusive basis. Accordingly, during the Term, PIVOT shall not assign any Third Party with the development of Products on basis of the PIVOT API in the Territory.

2.8	Material. To enable SOLMIC to start and continue the Services in accordance with the timelines of the Work Order, PIVOT shall provide to SOLMIC in due time as agreed in a Work Order (or if no timeline is agreed therein, promptly upon SOLMIC’s confirmation of a Work Order) the documents, materials and information necessary for performance of the Services in a form and quantity agreed in the Work Order (“Material”), including, for example, the PIVOT API. Material shall be provided by PIVOT free of charge or, if SOLMIC acquires Material on behalf of PIVOT pursuant to the Parties’ agreement in a Work Order, PIVOT shall reimburse SOLMIC for Material purchased by SOLMIC. PIVOT is solely responsible for the suitability and quality of any Material, independent of whether such Material was provided by it to SOLMIC or whether such Material was acquired by SOLMIC on behalf of PIVOT. All Material shall be delivered DDP (Incoterms, 2010) SOLMIC’s designated facility upon SOLMIC’s prior confirmation of the delivery date. PIVOT represents and warrants that none of the Material is of a “dangerous or hazardous nature” or contains substances of that nature and that Material shall be in conformity with the Specifications for such Material agreed in the Work Order. PIVOT shall notify SOLMIC of Material of a dangerous or hazardous nature and SOLMIC shall have the right to refuse to provide the Services associated therewith. Any additional costs resulting from the handling of dangerous or hazardous Material shall be borne by PIVOT. SOLMIC may, to a reasonable extent, request additional quantities of Material during the performance of the Services.

3.	DELIVERABLES

3.1	Time, Place. Unless otherwise specified in the Work Order, Deliverables shall be delivered EXW (Incoterms, 2010) SOLMIC’s facility to PIVOT within ten (10) business days of the due dates outlined in the Work Order. Title and risk of loss and damage of any Deliverable shall pass to PIVOT accordingly upon PIVOT’s receipt of a delivery notification of SOLMIC. All Deliverables shall be appropriately packaged by SOLMIC, at PIVOT’s expense, for safe shipment, and, if applicable for a given Deliverable and specified in the Work Order, shall be accompanied by a Certificate of Analysis.

3.2	Delays. SOLMIC shall not be in delay, nor shall be liable to PIVOT nor shall be deemed to have breached this Agreement for errors, delays or other consequences arising from PIVOT’s failure to provide necessary Material as agreed or in a timely manner. Likewise, SOLMIC shall not be liable to PIVOT, if PIVOT fails to otherwise reasonably cooperate as required by SOLMIC to perform its obligations, and any such failure by PIVOT shall automatically extend any timelines by a time period that reasonably takes into account such failure in providing Material or cooperation. If PIVOT delays or suspends certain Services under this Agreement, SOLMIC shall make all reasonable efforts to re-allocate such personnel and mitigate costs and expenses incurred as a result of such delay or suspension; however PIVOT shall be responsible for all reasonable costs and expenses that SOLMIC is not able to mitigate.

3.3	Evaluation, Acceptance and Rejection of Deliverables.

(a)	PIVOT may reject Deliverables, if (i) a Deliverable fails to comply with one or more of the Specifications or (ii), to the extent applicable for a Deliverable pursuant to the Work Order, the Deliverable was not manufactured in compliance with cGMP. PIVOT shall promptly upon receipt of a delivery notification of SOLMIC duly evaluate the Deliverables. If PIVOT does not disapprove a Deliverable in writing and detailing the reason for disapproval within ten (10) business days after receipt of a delivery notification of SOLMIC, the Deliverable shall be deemed as approved.

(b)	If PIVOT rejects a Deliverable in due time and form, the Parties shall cooperate in good faith to determine whether a rejection of Deliverables is appropriate. If the Parties disagree, a sample of the rejected Deliverable and a sample of a duplicate retained by SOLMIC shall be submitted to an independent, qualified third-party expert that is mutually acceptable and selected by SOLMIC and PIVOT promptly in good faith. Such expert shall determine whether the rejected Deliverable met the Specifications or, if applicable, whether the rejected Deliverable was manufactured in compliance with cGMP, and such expert’s determinations shall be final and binding upon the Parties. The Party against whom the expert rules shall bear all costs of the expert’s activities.

(c)	If a Deliverable, regardless of whether it conforms to the Specifications or not, (i) was agreed to be manufactured in compliance with cGMP pursuant to the Work Order and (ii) was not manufactured according to cGMP and (iii) as a result thereof is unsuitable for its intended purpose, then SOLMIC shall, at its sole discretion, either (aa) refund the service fees and costs for Material used for the relevant Deliverable to PIVOT or (bb) rework, at SOLMIC cost and expense, the Deliverable in such a way that the Deliverable can be deemed to have been manufactured according to cGMP.

(d)	If a Deliverable fails to comply with one or more Specifications due to reasons other than a willful or gross negligent breach of SOLMIC diligence obligations, PIVOT may at its sole discretion request from SOLMIC either (i) to undertake jointly with PIVOT an investigation of the cause of such failure, or (ii) to implement an optimization or correction of the Services and to deliver a new Deliverable at the sole cost and expense of PIVOT or (iii) to rework, at PIVOTs cost and expense, the Deliverable in such a way that the Deliverable can be deemed to be in compliance with the Specifications.

(e)	If a Deliverable fails to comply with one or more Specifications due to a willful or gross negligent breach of SOLMIC diligence obligations, PIVOT may at its sole discretion request from SOLMIC either (aa) to refund the service fees and costs for Material used for the relevant Deliverable to PIVOT or (bb) to cure its material breach and to deliver a new Deliverable at the sole cost and expense of SOLMIC or (cc) to rework, at SOLMIC cost and expense, the Deliverable in such a way that the Deliverable can be deemed to be in compliance with the Specifications.

4.	INTELLECTUAL PROPERTY, LICENSES

4.1	Background IP. Each Party shall own and retain all right, title and interest in, to and under (a) any and all Intellectual Property Rights in existence and owned or controlled by such Party as of the Effective Date and (b) any and all Intellectual Property Rights invented, conceived, reduced to practice or otherwise developed by, for or on behalf of such Party after the Effective Date outside of the scope of this Agreement (in each case, “Background IP”).

4.2	SOLMIC Project IP. All right, title and interest in, to and under any and all Intellectual Property Rights that (a) are invented, conceived, reduced to practice or otherwise developed in the course of performance of this Agreement, whether solely by or on behalf of each of the Parties or jointly by or on behalf of both Parties, and that (b) either (i) relate to the use of the production facilities or of equipment, procedures, Know-How or other proprietary information of SOLMIC or (ii) are invented, conceived, reduced to practice or otherwise developed on basis of SOLMIC’s Confidential Information or (iii) constitute improvements of SOLMIC’s Background IP (“SOLMIC Project IP”), shall be owned and controlled by SOLMIC.

4.3	PIVOT Project IP. All right, title and interest in, to and under any and all Intellectual Property Rights that (a) are invented, conceived, reduced to practice or otherwise developed in the course of performance of this Agreement, whether solely by or on behalf of each of the Parties or jointly by or on behalf of both Parties, and that (b) do not constitute SOLMIC Project IP (“PIVOT Project IP”), shall be owned and controlled by PIVOT.

4.4	Disclosure, Assignments. Each Party shall promptly and fully disclose in writing to the other Party any and all SOLMIC Project IP (if PIVOT is the disclosing Party) or PIVOT Project IP (if SOLMIC is the disclosing Party), which are conceived, reduced to practice or otherwise developed by or on behalf of such Party, independent of whether or not such SOLMIC Project IP, or, as the case may be, PIVOT Project IP is protectable under any applicable intellectual property laws. Subject to due fulfillment of PIVOT’s payment obligations under Sections 7.1 and 7.2 (with regard to development milestone payments only those that are due and payable upon completion of a given Work Order), SOLMIC agrees to assign, and to cause its employees or subcontractors to assign, and herewith assigns to PIVOT all of SOLMIC’s right, title and interest in and to all PIVOT Project IP. PIVOT agrees to assign, and to cause its employees or subcontractors to assign, and herewith assigns to SOLMIC all of PIVOT’s right, title and interest in and to all SOLMIC Project IP. Each Party further agrees to execute any and all further instruments, forms of assignment or other documents, and take such further actions, as the other Party may reasonably request, in order to transfer all of the other Party’s Intellectual Property Rights in SOLMIC Project IP, or, as the case may be, PIVOT Project IP to it in accordance with this Section 4.4.

4.5	Results. All tangible (written or electronic) results, records, reports, forms, dossiers, correspondence or other documents (including regulatory material and regulatory dossiers) resulting from the performance of the Services and specified by the Parties as Deliverable under any Work Order (“Results”) shall be owned and controlled by PIVOT. Subject to due fulfillment of PIVOT’s payment obligations under Sections 7.1 and 7.2 (with regard to development milestone payments only those that are due and payable upon completion of a given Work Order), SOLMIC agrees to assign, and to cause its employees or subcontractors to assign, and herewith assigns to PIVOT all of SOLMIC’s right, title and interest in and to all Results.

4.6	License for Services. PIVOT hereby grants to SOLMIC a worldwide, royalty-free, non-transferable, revocable, non-exclusive license, with the right to sub-license, and a right to use, to PIVOT’s Intellectual Property Rights (including PIVOT’s Background IP and PIVOT Project IP), but solely to the extent such license is necessary to enable SOLMIC or its subcontractors to perform the Services.

4.7	License for Commercialization. Subject to the condition precedent of a successful development of at least one Product by SOLMIC, and subject to due fulfillment of PIVOT’s payment obligations under Sections 7.1 and 7.2, SOLMIC shall grant to PIVOT a worldwide, royalty-bearing and milestone-bearing, non-transferrable, exclusive license with right to sub-license under SOLMIC’s Intellectual Property Rights (including SOLMIC’s Background IP and SOLMIC Project IP), but solely to the extent such license is necessary to enable PIVOT to Commercialize the Product(s) in the Territory. Except as expressly set forth therein, SOLMIC grants no other right or license under, and reserves all right, title and interest in and to SOLMIC’s Intellectual Property Rights. Nothing herein shall be construed to grant PIVOT the right to use SOLMIC’s Intellectual Property Rights (a) for any active (if applicable, pharmaceutical) ingredient, compound or product other than the Product or (b) for any use of the Product other than for Commercialization.

5.	COMMERCIALIZATION DILIGENCE, REGULATORY MATTERS

5.1	Commercialization Efforts. PIVOT shall have the sole right and responsibility for the Commercialization of Products in the Territory at its own cost and expense. Subject to the condition precedent of a successful development of a Pharma Product by SOLMIC, PIVOT shall use Commercially Reasonable Efforts to Commercialize such Pharma Product in the Territory. Subject to the condition precedent of a successful development of a NH Product by SOLMIC, PIVOT shall use Commercially Reasonable Efforts to Commercialize such NH Product in the Territory.

5.2	Pricing by PIVOT for Resale. Subject to Applicable Laws and examination by any Governmental or Regulatory Authority, the commercial selling prices of the Products and the other terms of any sale of the NH Products or Pharma Products in the Territory shall be determined by PIVOT.

5.3	Cooperation. SOLMIC shall provide consultation and advice to PIVOT with regards to scientific and technical issues regarding the Pharma Products and NH Products. Such consultation or participation shall not exceed six (6) hours per month and be paid by PIVOT upon invoicing by SOLMIC. PIVOT shall reimburse SOLMIC for all other reasonable expenses incurred by SOLMIC or any such other personnel in relation to the foregoing. For the avoidance of doubt, SOLMIC’s obligation to support PIVOT is limited to the provision of SOLMIC’s Know-How and data, documentation, information and reports in the form, format and quality as available to SOLMIC, unless otherwise agreed between the Parties; in no event shall SOLMIC be obliged to translate, summarize, re-arrange, re-format, compile, correct, enhance, evaluate, interpret or otherwise undertake secondary review of any material or development data to be provided to PIVOT pursuant to this Agreement, unless any such task is explicitly assigned to SOLMIC under a Work Order.

5.4	Regulatory Matters.

(a)	PIVOT shall have the sole right and responsibility with respect to regulatory matters related to Commercialization of a Product in the Territory (including adverse events, pharmacovigilance, recalls). PIVOT shall undertake Commercially Reasonable Efforts to obtain and maintain all applicable Regulatory Approval(s) for Commercialization of the Products in the Territory with all applicable Governmental or Regulatory Authorities. On request and on the sole cost and expense of PIVOT, SOLMIC shall provide reasonable support to PIVOT in regulatory matters. PIVOT shall reimburse to SOLMIC all out of pocket expenses of SOLMIC related to its support of PIVOT in obtaining Regulatory Approvals. SOLMIC shall provide detailed Third Party invoices for reimbursement of these expenses.

(b)	The Parties agree that certain responsibilities with respect to regulatory matters related to development of a Pharma Product in the Territory may be allocated to SOLMIC subject to the Parties’ agreement on a respective Work Order (e.g. for regulatory matters related to clinical development of a Pharma Product).

5.5	Compliance with Laws. SOLMIC and PIVOT each will keep all records and reports required to be kept by it pursuant to Applicable Laws in accordance with any Governmental or Regulatory Authority and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies. SOLMIC and PIVOT each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any Governmental or Regulatory Authority inspection, investigation or other inquiry, or other notice or communication of any type from a Governmental or Regulatory Authority, involving Commercialization in the Territory. PIVOT and SOLMIC will cooperate with each other during any such inspection, investigation or other inquiry including allowing, upon reasonable request, a Representative of the other Party to be present during any such inspection, investigation or other inquiry and providing copies of all relevant documents. PIVOT and SOLMIC will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, PIVOT will be responsible for deciding the appropriate form and content of any response with respect to any of the cited activities.

6.	MANUFACTURE AND SUPPLY

6.1	NH Products. The Parties agree and acknowledge that SOLMIC, in the event that the development of a NH Product is successful, shall be the sole and exclusive manufacturer and supplier of NH Products for PIVOT in the Territory. PIVOT acknowledges that SOLMIC may or may not be undertaking the manufacture of NH Products itself and that SOLMIC may, at its sole discretion, subcontract the manufacture of NH Products to certain Third Party service providers. Promptly upon completion of a successful development of a NH Product, the Parties shall in good faith negotiate and execute a separate manufacturing and supply agreement in which SOLMIC’s exclusive right to manufacture and supply NH Products to PIVOT and the Parties’ respective rights and obligations shall be specified in more detail.

6.2	Pharma Products. The Parties agree and acknowledge that SOLMIC shall have a right of first negotiation to become the sole and exclusive manufacturer and supplier of Pharma Products for PIVOT in the Territory, in the event that the development of a Pharma Product is successful, as follows:

(a)	If PIVOT decides to enter into negotiations on a manufacturing and supply agreement regarding Pharma Products with a Third Party, either before or upon completion of a successful development of a Pharma Product, PIVOT shall not enter into such negotiation or offer such agreement to any Third Party, but shall first deliver to SOLMIC written notice offering SOLMIC such agreement and right to negotiate (herein referred to as “Right of First Negotiation”).

(b)	SOLMIC shall respond to PIVOT within forty-five (45) days following its receipt of such notice to indicate its interest in exercising its Right of First Negotiation. For a period of up to sixty (60) days after PIVOT receives notice of SOLMIC’s intention to exercise its Right of First Negotiation, the Parties shall negotiate in good faith a reasonable agreement mutually acceptable to both Parties. In the event that SOLMIC fails to respond within forty-five (45) days, or affirmatively indicates that it is not interested in exercising its Right of First Negotiation, or if the Parties fail to reach a definitive agreement within the ninety (90) days mentioned above, PIVOT shall be free to start negotiations with a Third Party, provided, however that PIVOT shall not make any offer to a Third Party on material terms (such as financial terms, forecasts) more favorable than those previously offered to SOLMIC with respect to such opportunity without first offering such more favorable terms to SOLMIC.

(c)	In the event that PIVOT is in breach of its obligation to respect the Right of First Negotiation, SOLMIC shall have the right to increase the (yet unpaid) milestone and royalty payments payable to SOLMIC pursuant to Sections 7.2, 7.3 and 7.4 by ten percent (10%), provided however, that if PIVOT cures such breach, such reduction shall only continue until the date of such cure.

(d)	PIVOT acknowledges that SOLMIC may or may not be undertaking the manufacture of Pharma Products itself and that SOLMIC may, at its sole discretion, subcontract the manufacture of Pharma Products to certain Third Party service providers.

7.	FINANCIALS

7.1	Service Fee. In consideration of the Services provided by SOLMIC pursuant to the Work Order, PIVOT shall pay SOLMIC the agreed service fees in accordance with the payment schedule agreed in the Work Order. Solmic will be the exclusive service provider for the formulation and clinical development.

7.2	Development Milestones. In consideration of the Services provided by SOLMIC pursuant to the Work Order, PIVOT shall pay SOLMIC the development milestone payments outlined in the table below in addition to the service fees pursuant to Section 7.1:

Milestone Event	Payment Amount
Regulatory Approval of a NH Product	USD 250,000
First approval of an IND for a Pharma Product	USD 1,000,000
Positive outcome of a Phase II clinical trial of a Pharma Product in the first indication	USD 1,000,000
Approval of a NDA for a Pharma Product	USD 2,000,000

7.3	Sales Milestone. In consideration of the Services provided by SOLMIC pursuant to the Work Order and in consideration of the license granted by SOLMIC to PIVOT pursuant to Section 4.7, PIVOT shall pay to SOLMIC the following sales milestone payment:

Milestone Event	Payment Amount
Aggregate Net Sales of one or more NH Product(s) in the Territory reach USD 5,000,000	USD 750,000

7.4	Royalties. In consideration of the Services provided by SOLMIC pursuant to the Work Order and in consideration of the license granted by SOLMIC to PIVOT pursuant to Section 4.7, PIVOT shall pay to SOLMIC royalties on aggregate Net Sales of Products in the Territory at a royalty rate of 5%. The royalty payment obligation shall commence, on a Product-by-Product and country-by-country basis, upon the first commercial sale of a given Product in a given country and shall continue to be payable, likewise on a Product-by-Product and country-by-country basis, fifteen (15) years after the first commercial sale of such Product in such country.

7.5	Reporting.

(a)	PIVOT shall inform SOLMIC about the occurrence of any development milestone event (unless such occurs under SOLMIC’s responsibility) or sales milestone event promptly.

(b)

During the Term following the first commercial sale of a Product, PIVOT shall, within thirty (30) days after each calendar quarter, furnish to SOLMIC a detailed, written quarterly report showing: (a) the amount of Net Sales of the Products sold by PIVOT, its Affiliates and sublicensees during the reporting period; (b) the royalties due thereon; (c) the exchange rates used in determining the amount of USD; (d) the number of units and average selling price for the Products included in Net Sales for such calendar quarter, and (e) any other information reasonably requested by SOLMIC to assess the calculation of the royalty payments (“Royalty Report”). All sales in currencies other than USD shall be converted into USD calculated at the exchange rate published by European Central Bank on the last day of the calendar quarter. If no royalty is due for any royalty period hereunder, PIVOT shall so report.

7.6	Payment Terms, Taxes.

(a)	Due Dates. PIVOT shall pay any amounts due to SOLMIC under this Agreement, plus VAT thereon, if applicable, in USD by electronic transfer to the bank account identified on the invoice of SOLMIC and within thirty (30) days after PIVOT’s receipt of the invoice from SOLMIC.

(b)	Late Payments. Any amount owed by PIVOT to SOLMIC under this Agreement that is not paid on or before the date such payment is due shall bear interest from and including the respective due date to, but not including, the date of actual payment at an annual rate (but with interest accruing on a daily basis) of the respective twelve (12) month EURIBOR rate plus eight percent (8%).

(c)	Taxes. Except as provided below, each Party will pay all taxes imposed on its share of income arising directly or indirectly from the efforts of, or the receipt of any payment by, such Party under this Agreement in its relevant tax jurisdiction. PIVOT shall make all payments to be made by it under this Agreement without any tax deduction, unless a tax deduction is required by Applicable Law. If a tax deduction (e.g. withholding tax) is required by Applicable Law to be made by PIVOT, the amount of the payment due from PIVOT shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (a tax gross-up).

7.7	Record Keeping, Audit Rights.

(a)	For the Term and at least for a term of five (5) years thereafter, PIVOT shall maintain complete and accurate books and records of account, in accordance with GAAP, of all transactions and other business activities under this Agreement, sufficient to confirm (i) the accuracy of all reports furnished by PIVOT to SOLMIC under this Agreement, in particular of the Royalty Reports; and (ii) all payments paid or payable by PIVOT to SOLMIC under this Agreement, in particular under this Article 7.

(b)	Upon reasonable prior notice, PIVOT shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to PIVOT), appointed by SOLMIC and reasonably acceptable to PIVOT, to inspect the applicable records of PIVOT to the extent relating to payments to SOLMIC (including to verify the Royalty Reports); provided however, that such inspection shall not occur more often than twice per Calendar Year (for the current and preceding Calendar Year), unless a material error is discovered as part of such inspection in which case SOLMIC shall have the right to conduct a more thorough inspection for such period. Notwithstanding anything to the contrary contained in this Agreement, neither such public accounting firm nor SOLMIC shall be entitled to review, and PIVOT shall not be required to provide, its tax returns or tax records or those of its Affiliates or sublicensees. Any inspection conducted under this Section shall be at the expense of SOLMIC, unless such inspection reveals any underpayment of the payments due hereunder for the audited period by at least five percent (5%), in which case the full costs of such inspection for such period shall be borne by PIVOT. Any underpayment shall be paid by PIVOT to SOLMIC within thirty (30) days of written notice with interest on the underpayment at the rate specified in Section 7.6(b) from the date such payment was originally due. Any overpayment shall be credited against future amounts due by PIVOT to SOLMIC.

(c)	In the event of a dispute regarding the findings of the inspection of the applicable records of PIVOT, the Parties shall work in good faith to resolve the dispute. If the Parties are unable to resolve the dispute in good faith within thirty (30) days, the dispute shall be submitted for decision to a certified public accounting firm mutually selected by each Party’s certified public accountants or to such other Third Party as the Parties shall mutually agree. The decision of such expert shall be final and the costs of such decision as well as the initial audit shall be borne between the Parties in such manner as such expert shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, PIVOT shall make any additional payments to SOLMIC. Any overpayment shall be credited against future amounts due by PIVOT to SOLMIC. For the avoidance of doubt: Any dispute subject to dispute resolution pursuant to this Section 7.7(c) shall not be subject to the terms and conditions of Section 16.7 or Article 13.

8.	CONFIDENTIALITY UNDERTAKING

8.1	Confidential Information. The Parties hereto agree that at all times during the Term of this Agreement and at all times following the termination of this Agreement, the Receiving Party will keep completely confidential, will not publish or otherwise disclose, and will not use directly or indirectly for any purpose whatsoever, other than as contemplated by this Agreement, any Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on, or after the Effective Date. Notwithstanding anything to the contrary herein provided, neither Party will be under any non-disclosure or non-use obligation whatsoever with respect to its own Confidential Information.

8.2	Disclosure. Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is:

(a)	made in response to a valid Order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party of such Order or subpoena and have given the Disclosing Party a reasonable opportunity to quash such Order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such Order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure Order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental Order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental Order or subpoena; or

(b)	otherwise permitted pursuant to Section 9.3.

8.3	Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party, as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any unauthorized use, disclosure, loss of the Disclosing Party’s Confidential Information or jeopardy of the confidentiality of the Disclosing Party’s Confidential Information.

8.4	Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction may cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 8, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to pursue, from any court of competent jurisdiction, injunctive relief. The rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section 8.4 is intended, or should be construed, to limit a Party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any provision of this Agreement.

8.5	Ownership. Subject to the license and Commercialization rights granted hereunder, ownership of each Party’s proprietary information, including Confidential Information shall remain with the original owner.

9.	ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

9.1	Expenses. SOLMIC and PIVOT will each bear its own respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

9.2	Reasonable Efforts. SOLMIC and PIVOT each agree to use its respective Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement.

9.3	Publicity. The Parties agree that PIVOT and SOLMIC will issue a publicity release or announcement related to the Agreement to be previously agreed upon by both Parties. Notwithstanding anything in this Section 9.3 to the contrary, each Party may make filings and disclosures that are required by Applicable Laws including filings and disclosures required by any applicable securities exchanges that discuss the subject matter of this Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party provides the other Party with no less than three (3) business days to review and comment on such filings pertaining to the transactions contemplated hereby, and such Party does not unreasonably reject the incorporation of such comments into such filings. Further, each Party shall be entitled to disclose this Agreement and the terms contained herein in communication with actual or potential investors, lenders, acquirers, merger partners, consultants, advisors, licensees, sublicensees and collaborators, but solely on a need to know basis and in each case solely under appropriate legally binding confidentiality provisions and prior information of the other party.

9.4	Conflicting Rights. Neither Party will grant any right to any Third Party that would violate the terms and conditions of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

9.5	Deemed Breach of Covenant. Neither Party will be deemed to be in breach of this Agreement to the extent such Party’s breach is the result of any fraud action or inaction on the part of the other Party.

10.	REPRESENTATIONS AND WARRANTIES OF SOLMIC

10.1	Organization and Standing. SOLMIC represents and warrants that it is a corporation duly organized and validly existing under the laws of Germany.

10.2	Power and Authority. SOLMIC represents and warrants that (i) SOLMIC has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered pursuant to it and to consummate the transactions contemplated herein; and (ii) the execution, delivery and performance of this Agreement by SOLMIC does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of SOLMIC’s organizational documents, bylaws, or any Applicable Law applicable to SOLMIC, or any agreement, mortgage, lease, instrument, Order, judgment, or decree to which SOLMIC is a party or by which SOLMIC is bound.

10.3	Corporate Action; Binding Effect. SOLMIC represents and warrants that (i) SOLMIC has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by SOLMIC and constitutes, and the other instruments contemplated hereby when duly executed and delivered by SOLMIC will constitute, legal, valid, and binding obligations of SOLMIC enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

10.4	Governmental Approval. SOLMIC represents and warrants that no consent, approval, waiver, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Party is required in connection with the execution, delivery and performance of this Agreement.

11.	REPRESENTATIONS AND WARRANTIES OF PIVOT

11.1	Organization and Standing. PIVOT represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia. PIVOT and its Affiliates are each duly qualified to conduct their respective businesses and are in good standing in the Territory wherein the nature of such business requires such qualification.

11.2	Power and Authority. PIVOT represents and warrants that (i) PIVOT has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it and to consummate the transactions contemplated herein; (ii) the execution, delivery, and performance of this Agreement by PIVOT does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of PIVOT’s organizational documents, bylaws, any Applicable Law applicable to PIVOT, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which PIVOT is a party or by which PIVOT is bound.

11.3	Corporate Action; Binding Effect. PIVOT represents and warrants that (i) PIVOT has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by PIVOT and constitutes legal, valid, and binding obligations of PIVOT enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

11.4	Governmental Approval. PIVOT represents and warrants that no consent, approval, waiver, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Party is required in connection with the execution, delivery and performance of this Agreement.

11.5	Litigation. PIVOT represents and warrants that there are no pending or, to PIVOT’s knowledge as of the Effective Date, threatened judicial, administrative or arbitral actions or proceedings pending as of the date hereof against PIVOT or its Affiliates which, either individually or together with any other actions or proceedings, will have a material adverse effect on the ability of PIVOT to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

11.6	Regulatory Clearance. PIVOT represents and warrants that PIVOT and its Affiliates have not received or been subject to (i) any Governmental or Regulatory Authority notices of adverse findings indirectly or directly relating to any of its activities, including the commercialization of any product or the storage thereof; or (ii) any warning letters or other written correspondence from any Governmental or Regulatory Authority indirectly or directly relating to any of its activities, including the commercialization of any product or the storage thereof, in which such Governmental or Regulatory Authority asserted that the operations of PIVOT were not in compliance with Applicable Laws with respect to any products, facilities, labeling requirements or such other requirements applicable to it.

11.7	Title to API. PIVOT represents and warrants that PIVOT owns or controls the PIVOT API, free and clear of any encumbrances other than such established in the ordinary course of business, and will have the legal right and ability to (a) make the PIVOT API available to SOLMIC to enable SOLMIC to perform its obligations under this Agreement and (b) to Commercialize the Products in the Territory.

11.8	Know-How, Resources. PIVOT represents and warrants that it has the sufficient resources and the Know-How required to Commercialize the Product in the Territory.

12.	INDEMNIFICATION

12.1	General Indemnification by SOLMIC. SOLMIC agrees to defend, indemnify and hold PIVOT its Affiliates, Representatives, and permitted assigns harmless from any and all Damages incurred by or rendered against PIVOT as a result of any Third Party claim or suit brought to the extent resulting from a breach by SOLMIC of a material representation, warranty or covenant as set forth in this Agreement, or SOLMIC’s negligence or willful misconduct, except for claims that are caused or aggravated in material part by PIVOT’s negligence, willful misconduct, or a breach of a material representation, warranty or covenant provided herein by PIVOT. PIVOT shall give prompt written notice of any such claim or suit, and SOLMIC shall undertake the defense thereof, at SOLMIC’s expense; provided, however, SOLMIC shall not settle, offer to settle, or admit liability for Damages without the prior written consent of PIVOT, which consent shall not be unreasonably withheld. PIVOT shall cooperate in such defense, to the extent requested by SOLMIC, at SOLMIC’s expense. PIVOT shall have the right to participate in such defense, at its own expense. In any claim made or suit brought for which PIVOT seeks indemnification under this Section 12.1, PIVOT shall not settle, offer to settle, or admit liability for Damages without the prior written consent of SOLMIC.

12.2	General Indemnification by PIVOT. PIVOT agrees to defend, indemnify and hold SOLMIC its Affiliates, Representatives, and permitted assigns harmless from any and all Damages incurred by or rendered against SOLMIC as a result of any Third Party claim or suit brought to the extent resulting from a breach by PIVOT of a material representation, warranty or covenant as set forth in this Agreement, or PIVOT’s negligence or willful misconduct, except for claims that are caused or aggravated in substantial part by SOLMIC’s negligence, willful misconduct, or a breach of a material representation, warranty or covenant provided herein by SOLMIC. SOLMIC shall give prompt written notice of any such claim or suit, and PIVOT shall undertake the defense thereof, at PIVOT’s expense; provided, however, PIVOT shall not settle, offer to settle, or admit liability for Damages without the prior written consent of SOLMIC. SOLMIC shall cooperate in such defense, to the extent reasonably requested by PIVOT, at PIVOT’s expense. SOLMIC shall have the right to participate in such defense, at its own expense. In any claim made or suit brought for which SOLMIC seeks indemnification under this Section 12.2, SOLMIC shall not settle, offer to settle, or admit liability for Damages without the prior written consent of PIVOT.

12.3	Mitigation. In the event of any occurrence which may result in either Party becoming liable under Sections 12.1or 12.2, the other Party shall use Commercially Reasonable Efforts to take such actions as may be reasonably necessary to mitigate the Damages payable by the indemnifying Party under such Sections, respectively, as the case may be.

12.4	Limited Liability. Neither Party to this Agreement shall be responsible to the other Party for any punitive, exemplary, consequential, incidental, indirect nor like Damages (including lost profits), nor for Damages resulting from the loss of goodwill or any other alleged loss. The intention of the Parties is that the indemnifying Party under Sections 12.1, 12.2, 12.3 shall only be responsible to the other Party for actual compensatory Damages sustained or incurred as a result of or with respect to the act giving rise to the indemnification.

13.	DISPUTE RESOLUTION

13.1	The Parties agree to implement the steps as set forth in Article 13 (“Dispute Resolution Process”) prior to proceeding with the termination of this Agreement on basis of material breach pursuant to Section 14.2 (a) or, as applicable, Section 14.2 (b) unless both Parties, in writing, agree to waive their right to proceed with the Dispute Resolution Process in which case the Parties will be free to terminate under the conditions therein, it being understood that any dispute about the existence or cure of a breach shall be resolved in accordance with Section 16.7. It is not the intent of the Parties to utilize the Dispute Resolution Process for events other than the termination scenarios pursuant to Section 14.2(a) or, as applicable, Section 14.2 (b).

13.2	All disputes about the existence or cure of a breach that would entitle a Party to terminate the Agreement pursuant to Section 12.2 (a) or, as applicable, Section 12.2 (b) (each, a “Dispute”) will be referred in writing by the Party raising the Dispute to the person designated in Section 16.2 for attempted resolution by good faith negotiations. If the Dispute remains unresolved for more than thirty (30) business days after the notice of such Dispute, the Parties will submit the Dispute to the next step in the Dispute Resolution Process as set forth in Section 13.3.

13.3	If any Dispute is not resolved in accordance with Section 13.2, the Dispute will be referred in writing to SOLMIC’s Chief Executive Officer and PIVOT’s President and Chief Executive Officer for attempted resolution by good faith negotiations with the assistance of a neutral person appointed by the International Chamber of Commerce in Berlin administered under its ICC Rules of Arbitration. If they are unable to resolve any Dispute within fifteen (15) business days after the referral of such Dispute to them, the Parties will submit the Dispute to the next step in the Dispute Resolution Process as set forth in Section 13.4.

13.4	If any Dispute is not resolved in accordance with either Section 13.2 or 13.3, either of the Parties may submit the Dispute to arbitration by the International Chamber of Commerce in Berlin pursuant to its rules. If the Parties are unable to resolve such Dispute within ninety (90) days after the referral of the Dispute to arbitration, the Parties will no longer be bound by the Dispute Resolution Process (except with respect to the confidentiality of the mediation) with respect to such Dispute.

13.5	No Dispute under this Agreement will be the subject of formal judicial proceedings between SOLMIC and PIVOT before completion of the entire Dispute Resolution Process, unless waived by each of the Parties in writing, except for an action to seek injunctive relief to protect Confidential Information pursuant to this Agreement.

14.	TERM AND TERMINATION

14.1	Term. This Agreement shall become effective upon the Effective Date and shall remain in full force and effect for a term of three (3) years (the “Initial Term”). In addition, after the expiration of the Initial Term, this Agreement shall automatically be renewed annually for consecutive terms of one (1) year each (“Renewal Period”) unless otherwise terminated in accordance with this Agreement (“Initial Tem” and “Renewal Term” also referred to as “Term”). Each Work Order becomes effective after it has been fully executed by both Parties and returned to SOLMIC. Each Work Order expires upon completion of both Parties’ obligations thereunder. In the event that at the time of expiration of this Agreement there is an ongoing unfulfilled Work Order, this Agreement shall remain in full force as it relates to said Work Order and shall terminate immediately with the completion or termination of said Work Order.

14.2	Termination. This Agreement and any Work Order may be terminated as follows:

(a)	Material Breach by PIVOT. In the event of a material breach by PIVOT of any provision in this Agreement, SOLMIC will provide written notice to PIVOT of such material breach. PIVOT shall have sixty (60) days from the date of the aforementioned notice to rectify the breach, or shall have commenced reasonable action to cure such breach to the satisfaction of SOLMIC, in its absolute discretion, in which event the Agreement shall continue as if the breach had not occurred. If the Parties dispute the existence of a breach or dispute whether such breach has been cured to the reasonable satisfaction of SOLMIC, the Parties shall commence the Dispute Resolution Process as set forth in Article 13.

(b)	Material Breach by SOLMIC. In the event of a material breach by SOLMIC of any provision in this Agreement, PIVOT will provide written notice to SOLMIC of such material breach. SOLMIC shall have sixty (60) days to rectify the breach, or shall have commenced reasonable action to cure such breach to the reasonable satisfaction of PIVOT, in which event the Agreement shall continue as if the breach had not occurred. If the Parties dispute the existence of a breach or dispute whether such breach has been cured to the reasonable satisfaction of PIVOT, the Parties shall commence the Dispute Resolution Process as set forth in Article13.

(c)	Mutual Consent. This Agreement and any Work Order may be terminated at any time by the mutual consent of the Parties in writing.

(d)	Completion of Term. Either Party may terminate this Agreement without cause with effect as of the end of the Initial Term of this Agreement or, as applicable, the end of any Renewal Period, upon providing at least ninety (90) days prior written notice prior to the end of the Initial Term or, as applicable, Renewal Period to the other Party.

(e)	Termination for Force Majeure. If the occurrence of an event of force majeure causes a Party to fail or delay the performance of its contractual obligations for a period of three (3) consecutive months or longer, the other Party may terminate this Agreement or any Work Order by written notice to the Party failing or delaying performance with immediate effect.

15.	RIGHTS AND OBLIGATIONS UPON TERMINATION

15.1	Effect of Termination. Upon termination of this Agreement the licenses granted by SOLMIC to PIVOT and by PIVOT to SOLMIC shall terminate. Each of the Parties shall be solely responsible for its own respective expenses and all the Disclosing Party’s Confidential Information shall be returned to the Disclosing Party or destroyed upon termination of this Agreement.

15.2	Accrued Rights. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to termination under this Agreement.

15.3	Services and Payments under Work Orders. Upon a termination of this Agreement or a Work Order, SOLMIC shall cease to perform its Services, unless continued Services are for the orderly close-out of Services or to comply with legal requirements. PIVOT shall pay SOLMIC for all Services performed in accordance with this Agreement and shall reimburse SOLMIC for all costs and expenses incurred as contemplated by this Agreement or as otherwise agreed to in writing by the Parties, including non-cancelable costs incurred before termination of this Agreement or the Work Order, if such are payable after the effective termination date. If payments due to SOLMIC under any Work Order are based on the reaching of certain milestones, then SOLMIC shall inform PIVOT of the percentage of completion of the milestone and PIVOT shall pay SOLMIC pro rata portion of such milestone payment based on such percentage. In addition, PIVOT shall pay SOLMIC for reasonable expenses incurred to complete activities related to termination and close-out of the Services, including fulfillment of any regulatory requirements.

15.4	Survival Provisions. The Parties agree that the following provisions will survive the Agreement; the definitions of Article 1 (to the extent such Definitions pertain to terms in surviving provisions), Sections 4.1 to 4.5, Article 6, Section 7.7, Articles 8, 12, 15 and 16.

16.	MISCELLANEOUS

16.1	Assignment. Neither Party may assign its rights, interests or obligations under this Agreement without having obtained the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or in connection with a merger, transfer, sale of all or substantially all of its assets. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.

16.2	Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, email, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) business day following the date of post mark in the case of delivery by mail) as follows:

If to SOLMIC:

SOLMIC GmbH

Merowingerplatz 1a

D-40225 Dusseldorf

Attn: Wolfgang Schoenfeld

Email: wolfgang.schoenfeld@solmic-research.de

Fax: +49211 3020 1377

with a copy to:

Dechert LLP

Friedrich-Ebert-Anlage 35-37

60327 Frankfurt am Main

Germany

Attn: Dr. Rüdiger Herrmann

Email: ruediger.herrmann@dechert.com

Fax: +49 69 77061919

If to PIVOT:

Pivot Pharmaceuticals Inc.

#300 – 1275 West 6th Avenue

Vancouver, BC V6H 1A6

Attn: Patrick Frankham, Chief Executive Officer

Email: pfrankahm@pivotpharma.com

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 16.2 by any Party hereto to the other Party.

16.3	Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of SOLMIC or PIVOT in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either SOLMIC or PIVOT of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.4	Entire Agreement. This Agreement, each of its, exhibits, schedules and certificates, as each are executed by the Parties whether or not they have the same Effective Date, and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

16.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties. The same applies to an amendment or waiver of this written form requirement.

16.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

16.7	Governing Law, Jurisdictions. This Agreement will be governed and construed in accordance with the laws of Germany, excluding any choice of law rules that may direct the application of any other laws. The Parties hereby agree to the exclusive jurisdiction of the provincial and federal courts located in the city of Dusseldorf in relation to all disputes arising from the Agreement.

16.8	Captions. All sections, titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

16.9	No Third-Party Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement except for the indemnified Persons indemnified pursuant to Section 12 which shall be entitled to enforce their rights against the respective indemnitor.

16.10	Construction. This Agreement will be deemed to have been drafted by both SOLMIC and PIVOT and will not be construed against either Party as the draftsperson hereof. Each of the Parties hereto confirms that it has respectively retained the services of independent legal counsels for the drafting and negotiation of this Agreement. Unless the context of this Agreement otherwise requires: (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), unless the phrase “either…or” implies the exclusive sense, and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. Any reference in this Agreement to “royalty” or “royalties” (whether used in capitalized letters or not) shall include royalties and other recurring or deferred payments payable by a Party to the other Party for compensation or consideration of rights granted hereunder.

16.11	Exhibits and Schedules. Each exhibit and schedule attached to this Agreement hereto is incorporated herein by reference and made a part of this Agreement.

16.12	No Other Relationship. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

16.13	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby and the invalid, illegal or unenforceable provision(s) shall be replaced by provision(s) that are acceptable to both parties, are valid, legal and enforceable, and come as close as possible to reflect accurately the intentions of the parties underlying the invalid, illegal or unenforceable provision(s).

16.14	Force Majeure. Neither Party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, governmental action, fire, earthquake, hurricane, accident or other casualty, strike or labor disturbance, act of God or the public enemy, or any other contingency beyond the Party’s reasonable control. In the event of the applicability of this Section 16.14, the Party failing or delaying performance shall use Commercially Reasonable Efforts to eliminate, cure and overcome as promptly as possible any of such causes and resume the performance of its obligations. Upon the occurrence of an event of force majeure, the Party failing or delaying performance shall promptly notify the other Party in writing pursuant to the provisions of Section 16.2 herein, setting forth the nature of the occurrence, its expected duration, and how such Party’s performance is affected. The failing or delaying Party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

16.15	Language. The Parties hereto have requested that this Agreement be prepared in the English language.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

SOLMIC GMBH

Per:	/s/ Wolfgang Schoenfeld

PIVOT PHARMACEUTICALS INC.

Per:	/s/ Patrick Frankham